Exhibit 10.30

1616 Eastlake Ave E, Suite 510 Seattle, WA 98102 Office: 800-351-3902 Fax: 206-430-1288 www.atossagenetics.com

May 23, 2014

John Sawyer

Re: Offer of Employment

Dear John,

We are pleased to extend this offer to you to join Atossa Genetics, Inc. as Senior Vice President of Global Regulatory Affairs and Quality Assurance effective June 2, 2014.

Your starting compensation will be $ 280,000 on an annualized basis and participation in the benefits we offer generally to our employees, which currently include:

•	Health and dental insurance: 25% of premium paid by employee effective the first of the month following eligibility.
•	Equity: An option to 200,000 shares of Atossa Genetics common stock at the closing price on the later date approved by the board or your first date of employment which vests over four years of employment, 25% at the end of the first year and quarterly after that. The option is subject to the terms and conditions of our option plan, which will control.
•	PTO: 160 hours of accrual paid time off per year pursuant to the terms in the Employee Handbook.
•	Paid Sick and Safe Time (PSST): PSST accrues at the rate of 1 hour per 40 hours worked (with use up to 40 hours per calendar year).
•	401K: Matching 401k with a 12 month waiting period.
•	Bonus: Discretionary. Up to 30% of prorated annual salary for the months worked based on performance review on goals set following employment and the achievement of Atossa’s operational and financial goals.
•	Parking: Paid parking
•	Holidays: per company policy, currently 10 days.
•	Other business or office expenses per company policies.

All compensation and benefits are, of course, subject to change and the terms and conditions of the applicable plans. If the description herein differs from the description in the plan documents or the employee handbook, the plan documents or the employee handbook will control.

Your employment is contingent upon successful completion of reference checks and a background check investigation.

By signing below you acknowledge that you are not relying on any promises or statements that are not set out in this offer letter in deciding to accept our offer of employment.

1616 Eastlake Ave E, Suite 510 Seattle, WA 98102 Office: 800-351-3902 Fax: 206-430-1288 www.atossagenetics.com

It is a condition of this offer that, before starting employment, you will sign Development, Confidentiality, and Noncompetition Agreement and Non-Disclosure Agreement that contain additional requirements for the protection of Atossa’s business, copies of which are enclosed.

We wish to emphasize the importance we place on the proper treatment of any confidential information with which you may have come into contact in the past. We are offering you this job based on your skills and abilities and not your possession of any trade secret, confidential or proprietary information. We require that you not obtain, keep, use for our benefit or disclose to us any confidential, proprietary or trade secret information that belongs to others, unless the party who has the rights to the information expressly consents in writing in advance. Also, by signing below you affirm that you are not a party to any agreements, such as noncompetition agreements, that would limit your ability to perform your duties for Atossa. In addition, we ask that you confirm that you are not currently (or within the past year) employed by or in a consultancy or other relationship with any distributor of Atossa’s products or services or with a competitor of Atossa.

Either you or Atossa is free to terminate the employment relationship at any time, with or without cause and without compensation except for time worked. Any statements to the contrary are not authorized and may not be relied upon. No one except Atossa’s CEO and President has authority to bind us to an agreement that conflicts with our policy of employment at will, and any such agreement must be in writing and signed by Atossa’s CEO and President.

We look forward to meeting you and working with you as part of the Atossa team. Please indicate your acceptance of these terms of employment by signing and returning to me one of the two copies of this letter.

Sincerely,

/s/ Steven C. Quay

Steven C. Quay, MD, PHD, FCAP

CEO and President

Enclosure

This offer expires May 27th, 2014

ACCEPTED:

/s/ John Sawyer

Signature

____________________

Date

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